                                                                     EXHIBIT 99

                         AGREEMENT AMONG FILING PARTIES


         THIS AGREEMENT is made and entered into on December 13, 1996, by and among Hunt Oil Company, a Delaware corporation, Hunt Consolidated, Inc., a Delaware corporation, RRH Corporation, a Delaware corporation, and Loyal Trust No. 1, a Texas private trust (collectively referred to herein as the "Filing Parties").

         WHEREAS, Rule 13d-1(f)(1)(iii) under the Securities Exchange Act of 1934 (the "Act"), requires that, when a Schedule 13D is filed on behalf of more than one person, an agreement be executed and filed as an exhibit to the
Schedule 13D reflecting that the Schedule 13D is being filed on behalf of all such persons:

         NOW, THEREFORE, in consideration of the premises and the mutual promises stated herein, the Filing Parties hereby agree as follows:

         1. Each Filing Party agrees that a single Schedule 13D (and any amendments thereto) shall be filed jointly on behalf of all the Filing Parties with respect to the shares of common stock, $.10 par value per share, of Key Energy Group, Inc., a Maryland corporation.

         2. Each Filing Party acknowledges and agrees that, pursuant to Rule 13d-1(f)(1) under the Act, each Filing Party individually is (i) eligible to use the Schedule 13D and (ii) responsible for the timely filing of such
Schedule 13D and any amendments thereto and for the completeness and accuracy of the information concerning such Filing Party contained in such Schedule 13D. None of the Filing Parties, however, shall be responsible for the completeness or accuracy of information concerning any other Filing Party contained in such
Schedule 13D, or any amendments thereto, unless such Filing Party knows or has reason to believe that such information is incomplete or inaccurate.

         3. This agreement shall not be assignable by any Filing Party. Any assignment in violation of the foregoing shall be null and void.

         4. This agreement shall terminate upon the written notice of termination given by any Filing Party to the other Filing Parties.

         5. This agreement may be executed in several counterparts, each of which shall be deemed to be an original copy hereof.

         IN WITNESS WHEREOF, the undersigned hereby executed this Agreement Among Filing Parties as of the date or dates indicated below.


Date:    December 13, 1996               HUNT OIL COMPANY



                                         By:    /s/ Gary T. Hurford
                                            ------------------------------------
                                         Name:  Gary T. Hurford
                                         Title: President


Date:    December 13, 1996               HUNT CONSOLIDATED, INC.



                                         By:    /s/ Richard A. Massman
                                            ------------------------------------
                                         Name:  Richard A. Massman
                                         Title: Senior Vice President, General
                                                Counsel and Secretary

Date:    December 13, 1996               RRH CORPORATION



                                         By:    /s/ Richard A. Massman
                                            ------------------------------------
                                         Name:  Richard A. Massman
                                         Title: Senior Vice President, General
                                                Counsel and Secretary


                                         LOYAL TRUST NO. 1



Date:    December 13, 1996               By:    /s/ Richard A. Massman
                                            ------------------------------------
                                            Richard A. Massman, Attorney-in-Fact





                                       2